UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 19, 2024

GERON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20859	75-2287752
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

919 E. HILLSDALE BLVD., SUITE 250

FOSTER CITY, CALIFORNIA 94404

(Address of principal executive offices, including zip code)

(650) 473-7700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	GERN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 19, 2024, Geron Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Cowen and Company, LLC and Stifel, Nicolaus & Company, Incorporated, as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale (the “Offering”) of 41,999,998 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and pre-funded warrants to purchase 8,002,668 shares of Common Stock (the “Pre-Funded Warrants”). All of the shares of Common Stock and Pre-Funded Warrants in the Offering are being sold by the Company. The offering price of each share of Common Stock is $3.00 and the offering price of each Pre-Funded Warrant is $2.999. The gross proceeds to the Company from the Offering, before deducting underwriting discounts and estimated offering expenses, is expected to be approximately $150.0 million. The Offering is expected to close on March 21, 2024, subject to satisfaction of customary closing conditions.

Each Pre-Funded Warrant will have an initial exercise price per share of $0.001, subject to certain adjustments. The Pre-Funded Warrants will be exercisable immediately and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. A holder (together with its affiliates and other attribution parties) may not exercise any portion of a Pre-Funded Warrant to the extent that immediately prior to or after giving effect to such exercise the holder would own more than 9.99% of the Company’s outstanding Common Stock immediately after exercise, which percentage may be changed at the holder’s election to a lower or higher percentage not in excess of 19.99% (if exceeding such percentage would result in a change of control under Nasdaq Listing Rule 5635(b) or any successor rule) upon 61 days’ notice to the Company subject to the terms of the Pre-Funded Warrants.

The Offering is being made pursuant to the Company’s automatically effective shelf registration statement on Form S-3 (Registration Statement No. 333-269111), which was filed with the Securities and Exchange Commission on January 4, 2023, and a prospectus supplement thereunder.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities arising under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for the purposes of such agreement and as of specific dates, and were solely for the benefit of the parties to such agreement.

The foregoing descriptions of the terms of the Underwriting Agreement and Pre-Funded Warrants are each qualified in their entirety by reference to the Underwriting Agreement and form of Pre-Funded Warrant, respectively, which are attached as Exhibit 1.1 and Exhibit 4.1 hereto, respectively, and incorporated by reference herein.

A copy of the legal opinion of Cooley LLP relating to the validity of the issuance and sale of the securities in the Offering is attached as Exhibit 5.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
1.1

Underwriting Agreement, dated March 19, 2024, by and among Geron Corporation and Cowen and Company, LLC and Stifel, Nicolaus & Company, Incorporated, as representatives of the underwriters named therein

4.1	Form of Pre-Funded Warrant to Purchase Common Stock
5.1	Opinion of Cooley LLP
23.1	Consent of Cooley LLP (included in Exhibit 5.1)
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERON CORPORATION

Date:	March 19, 2024	By:	/s/ Scott A. Samuels
		Name:	Scott A. Samuels
		Title:	Executive Vice President,
Chief Legal Officer and
Corporate Secretary